DTE Energy names Casey Santos to board of directors DETROIT, Feb. 6, 2025 — DTE Energy (NYSE: DTE) has named Casey Santos to its board of directors effective Feb. 6. Santos recently joined Caliber as chief technology officer. Prior to Caliber, Santos led Asurion’s global technology and procurement teams as their chief information officer. She has more than 25 years of experience as an executive leader, an independent board director for public and private organizations, and advisor with expertise across a diverse range of industries, business lines and functions. “We are pleased to welcome Casey to DTE Energy’s board of directors,” said Jerry Norcia, chairman and CEO of DTE Energy. “Her deep expertise in leading innovation, digital transformation, artificial intelligence and cybersecurity will be invaluable to DTE as we work to build the grid of the future and deliver safe, reliable, affordable and cleaner energy to our customers now and in the years to come.” “DTE Energy’s mission to improve people’s lives with their energy directly aligns with my values,” Santos said. “Energy is essential to modern life, and I look forward to contributing my personal energy to serve millions of people in Michigan and across the United States.” Prior to her work at Asurion, Santos held technology leadership roles in the finance industry and was a strategy consultant with McKinsey serving clients in the United States and Europe. Santos began her career as a NASA Flight Controller supporting over 20 space shuttle missions, including the first MIR docking and Hubble Telescope repair missions. Santos earned a Bachelor of Science degree in aeronautics and astronautics from Massachusetts Institute of Technology and holds dual master’s degrees from the University of Pennsylvania, including a Master of Business Administration from the Wharton School and a Master of Arts in management from the Lauder Institute. She has been recognized for her contributions to the industry and community, most recently as a Top 100 Chief in Tech Leaders to Watch in 2024 by WomenTech Network, Nashville Technology Council’s CIO of the Year in 2023, and a HiTec 100 Leader in 2019 and 2023. She is a member of Latino Corporate Directors Association, Women Corporate Directors, NACD, and T200. She is the Board Chair of the Nashville Technology Council and works with non-profits to help advance STEM education and technology leadership. About DTE Energy DTE Energy (NYSE:DTE) is a Detroit-based diversified energy company involved in the development and management of energy-related businesses and services nationwide. Its operating units include an electric company serving 2.3 million customers in Southeast Michigan and a natural gas company serving 1.3 million customers across Michigan. The DTE portfolio also includes energy businesses focused on custom energy solutions, renewable energy generation, and energy marketing and trading. DTE has continued to accelerate its carbon reduction goals to meet aggressive targets and is committed to serving with its energy through volunteerism, education and employment initiatives, philanthropy, emission reductions and economic progress. Information about DTE is available at dteenergy.com, empoweringmichigan.com, x.com/DTE_Energy and facebook.com/dteenergy. For further information, members of the media may call: Sallie Justice, DTE Energy, 313.235.5555 Exhibit 99.1